UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2019

ENDO INTERNATIONAL PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36326	68-0683755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 011-353-1-268-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On March 14, 2019, Endo International plc (“Endo”) entered into a purchase agreement (the “Purchase Agreement”) among Par Pharmaceutical, Inc. (the “Issuer”), the other guarantors party thereto (the “Guarantors”) and J.P. Morgan Securities LLC as representative (the “Representative”) of the several initial purchasers named therein (collectively, the “Initial Purchasers”), in connection with the Issuer’s offering of $1.5 billion aggregate principal amount of 7.500% Senior Secured Notes due 2027 (the “Notes”) issued under an indenture to be entered into among Endo, the Issuer, the Guarantors and Wells Fargo, National Association, as trustee, which represents an upsize of $500.0 million over the previously contemplated offering amount.

The Notes will be guaranteed by Endo and certain of its subsidiaries and will be secured by first priority liens on the same collateral that secures Endo’s obligations under its existing senior secured credit facilities and existing senior secured notes.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state or foreign securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A, and to persons outside the United States in compliance with Regulation S under the Securities Act.

Endo intends to use the net proceeds from the offering, together with cash on hand, to fund the Tender Offers (as defined below) by Endo Finance LLC, a wholly-owned subsidiary of Endo, to purchase a portion of Endo’s outstanding senior unsecured notes and to pay certain related premiums, fees and expenses. Endo intends to use the remaining net proceeds, if any, from this offering to reduce Endo’s outstanding indebtedness, including by means of one or more redemptions, repurchases or other repayments of any of Endo’s outstanding indebtedness. The offering is not conditioned upon the consummation of the Tender Offers and related consent solicitations.

The Purchase Agreement includes customary representations, warranties and covenants by Endo, the Issuer and the Guarantors. Under the terms of the Purchase Agreement, Endo, the Issuer and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities. The offering of the Notes is expected to close on or about March 28, 2019.

Certain of the initial purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Issuer and its affiliates. In particular, certain of the initial purchasers and/or their affiliates are holders of Endo’s outstanding indebtedness and, therefore, may receive a portion of the proceeds of this offering. Affiliates of J.P. Morgan Securities LLC are lenders and agents under Endo’s existing senior secured credit facilities.

Item 8.01.	Other Events.

Pricing of Notes

On March 14, 2019, Endo announced the pricing of the Notes. A copy of the related press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Upsizing of Tender Offers

In connection with upsizing of the aggregate principal amount of the Notes in connection with the offering by the Issuer as described above, Endo Finance LLC, a wholly-owned subsidiary of Endo, announced an upsizing of the previously announced cash tender offers (the “Tender Offers”) and consent solicitations to increase (i) the aggregate purchase price from the initial amount of $1.0 billion to $1.5 billion for all of the notes validly tendered and not validly withdrawn in the Tender Offers and (ii) the acceptance sublimit applicable to certain series of such notes from $500.0 million to $650.0 million. All other terms of the Tender Offers and the related consent solicitations, as previously announced, remain unchanged.

A copy of the related press release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Endo, dated March 14, 2019, related to the pricing of the Notes.

99.2	Press Release of Endo, dated March 14, 2019, related to the upsizing of the Tender Offers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2019

ENDO INTERNATIONAL PLC

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer